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                                                                 EXHIBIT 10.11

INTERWAVE COMMUNICATIONS, INC.
 ....PROVIDING MICROCELLULAR WIRELESS NETWORK SOLUTIONS         PRISCILLA M. LU
656 Bair Island Rd. Suite 108, Redwood City, Ca, 94063          President & CEO
650-482-2100    650-261-6220 [fax]



                                                                 June 19, 1999


Thomas W. Hubbs
1205 San Mateo Drive
Menlo Park, CA 94025

Dear Tom,

On behalf of interWAVE Communications, Inc. (a U.S. subsidiary of interWAVE Communications International Ltd.), I am pleased to invite you to join the Company as Executive Vice President and CFO, reporting to Priscilla Lu, President & CEO. This position is considered exempt, which means that you are not eligible for overtime premium pay. Your responsibilities will include all strategic business development activities, alliances and overall financial oversight for the Company, its subsidiaries and business entities.

1. COMPENSATION: The Company will pay you a salary of US $ 10,000.00 biweekly in accordance with the Company's standard payroll policies. This yields an annual salary of US$260,000.00 per year. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

     Other compensation: You will be eligible for a bonus incentive plan beginning FY2000 for the next two fiscal years which will provide for a bonus of up to 30% of the base salary of that fiscal year upon achievement of the Company Annual Operating Plan (AOP) and corporate objectives as approved by the Board of Directors. Payment of the bonus will be upon agreement and approval of meeting the AOP and corporate objectives per quarter; determined by established financial practices and metrics. Payment may also be elected to be paid at the end of the fiscal year as agreed by yourself and the CEO.

2. BENEFITS: You will be entitled during the term of your employment to the Company's standard three (3) weeks vacations per year. The Company offers health, dental, vision and life insurance plans.

     Other benefits:

     Change of Control: In the event of a Change of Control (as defined below) of the corporation where employee is Involuntarily Terminated (as defined below), then the Company shall pay one year of base salary in effect at the time of termination and accelerate fifty percent (50%) of all unvested shares both Non-qualified (NQ) and Incentive Stock Option
     (ISO). "Change of Control" shall mean a merger or reorganization of the Parent with or into any other corporation or corporations or a sale of all or substantially all of the assets of the corporation, in which transaction the corporation's shareholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent. "Involuntary Termination" shall mean without employee's express written consent, a significant reduction of employee's duties, position or responsibilities relative to employee's duties, position or responsibilities in effect immediately prior to the Change of Control, or employee's removal from such position, duties and responsibilities.

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     Other considerations:

     The Company recognizes your obligations as a Board Member of other corporations and will make necessary and reasonable accommodations for your attendance of meetings and other board member obligations.

     The Company will refer to December 18, 1995 as your date of hire for considerations of seniority such as vacation accruals, seniority, corporate relations etc. as may be appropriate. These considerations to be mutually agreed upon by yourself and the CEO.

3. STOCK OPTION: Subject to action by the Board of Directors of interWAVE Communications International Ltd. (the Company's parent corporation, hereafter defined as "interWAVE") and in compliance with applicable State, Federal and Foreign Securities laws, interWAVE will grant to you an option to purchase 100,000 shares of interWAVE's Common Stock pursuant to interWAVE'S 1994 Incentive Stock Plan (the "Plan"), a copy of which is attached. The exercise price of the option will be the fair market value of the interWAVE's Common Stock on the date of grant. The option will vest over four years with 1/48 of the shares vesting at the end of each full month from hire date thereafter until all shares are vested, subject to all provisions of the Plan and your continued employment with the Company with the exception as specified in Section 3, Other Benefits.

4. AT-WILL EMPLOYMENT: You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at anytime, for any reason or for no reason. Similarly, the Company is free to terminate your employment or demote, promote, transfer or change compensation, benefits, duties or location or work at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards or compensation other than as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

5. PROPRIETARY INFORMATION AGREEMENT: As a condition of accepting this offer of employment, you will be required to complete, sign and return the Employment and Proprietary Information Agreement attached hereto with this offer letter.

6. IMMIGRATION LAWS: For purposes of Federal Immigration Laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days from the first effective date of hire, or your employment relationship with the Company may be terminated.

7. GENERAL: This offer letter, the Employment and Proprietary Information Agreement and the agreement(s) representing stock options granted to you under the Plan, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. You should also be aware that if a dispute arises during the course of your employment, it will be resolved through arbitration. This agreement can only be amended in a writing signed by you and an officer of the Company. Any waiver of a right under this agreement must be in writing. This agreement will be governed by California law.

If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me, along with your completed and signed Employment and Proprietary Information Agreement. This offer will remain open through June 30, 1999.

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If you have further questions or areas requiring clarification, please feel free to call. I look forward to hearing from you soon.

We look forward to you joining the Company.

Sincerely,                             Accepted:

/s/ Priscilla M. Lu


Priscilla M. Lu                        /s/ Thomas Hubbs
President & CEO                        -------------------------------
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